Exhibit 10.2
AMENDMENT TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN
          This Amendment (this “Amendment”) to the Medicis 2006 Incentive Award Plan (the “2006 Plan”) was adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), on July 10, 2006.
RECITALS
          A. The Stock Option and Compensation Committee of the Board of Directors of the Company deemed it advisable to amend the 2006 Plan, effective as of July 10, 2006.
          B. Pursuant to Section 11.2 of the 2006 Plan, the Stock Option and Compensation Committee of the Board of Directors of the Company has the authority to amend the 2006 Plan, subject to certain limitations.
AMENDMENT
          1. Effective as of July 10, 2006, Section 11.2 of the 2006 Plan is amended in its entirety to read as follows:
          “11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 11.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, (ii) decrease the exercise price of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) materially modify the requirements for eligibility under the Plan. Except as provided in Section 11.12, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the first to occur of the following events:
     (a) The expiration of ten (10) years from the date the Plan is adopted by the Board; or
     (b) The expiration of ten (10) years from the date the Plan is first approved by the Company’s stockholders.”
          2. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed thereto in the 2006 Plan.

          3. Except as otherwise expressly set forth in this Amendment, the 2006 Plan remains in full force and effect in accordance with its terms.
          4. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
          I hereby certify that this Amendment was duly adopted by the Board on July 10, 2006. Executed this 8th day of August, 2006.

MEDICIS PHARMACEUTICAL CORPORATION

/s/JASON HANSON

Jason Hanson
Executive Vice President and General Counsel